As filed with the Securities and Exchange Commission on August 31, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IDEX Biometrics ASA

(Exact name of registrant as specified in its charter)

Kingdom of Norway	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Dronning Eufemias gate 16 Oslo, Norway	NO-0191
(Address of Principal Executive Offices)	(Zip code)

IDEX Biometrics ASA 2021 Subscription Rights Incentive Plan

IDEX Biometrics ASA 2021 Employee Share Purchase Plan

(Full titles of the plans)

IDEX America Inc.

187 Ballardvale Street, Suite B211

Wilmington, Massachusetts 01887

(Name and address for agent for service)

+ 1 (339) 215-8020

(Telephone number, including area code, of agent for service)

Copies to:

Joshua A. Kaufman Marc A. Recht David C. Boles Cooley LLP 55 Hudson Yards New York, New York 10001 +1 212 479 6000	Carl Garmann Clausen Advokatfirmaet Ræder AS Postboks 2944 Solli NO-0230 Oslo Norway +47 23 27 27 00

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(5)	Proposed Maximum Aggregate Offering Price(5)	Amount of Registration Fee
IDEX Biometrics ASA 2021 Subscription Rights Incentive Plan Ordinary shares, nominal value NOK 0.15 per ordinary share	91,672,048 shares(3)	$0.26	$23,834,732.48	$2,600.37
IDEX Biometrics ASA 2021 Employee Share Purchase Plan Ordinary shares, nominal value NOK 0.15 per ordinary share	45,836,024 shares(4)	$0.26	$11,917,366.24	$1,300.18
Total	137,508,072 shares	N/A	$35,752,098.72	$3,900.55

(1)

These ordinary shares, nominal value NOK 0.15 per ordinary share (“Ordinary Shares”) may be represented by the American Depositary Shares (“ADSs”) of IDEX Biometrics ASA (the “Registrant”), each of which represents 75 Ordinary Shares. The Registrant’s ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-250744).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares of the Registrant that become issuable under the IDEX Biometrics ASA 2021 Subscription Rights Incentive Plan (the “2021 Plan”) and the IDEX Biometrics ASA 2021 Employee Share Purchase Plan (the “ESPP” and together with the 2021 Plan, the “Plans”) by reason of any share dividend, share split, recapitalization or other similar transaction.

(3)	Represents 91,672,048 Ordinary Shares reserved for future issuance under the 2021 Plan.
(4)	Represents 45,836,024 Ordinary Shares reserved for future issuance under the ESPP.
(5)

This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future grant or issuance under the Plans are based on the average of the high and low sale prices per share of the Registrant’s Ordinary Shares, as reported on Oslo Børs as of a date (August 26, 2021) within five business days prior to filing this Registration Statement, and expressed in U.S. dollars based on The Wall Street Journal exchange rate on August 26, 2021 (NOK 1.00=$0.1131).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act. The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be delivered to the participants in the Plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents, which have been filed with the U.S. Securities and Exchange Commission (the “Commission”) by IDEX Biometrics ASA (the “Registrant”) are hereby incorporated by reference into this Registration Statement:

(a) the Registrant’s Annual Report on Form 20-F (File No. 001-39810) for the fiscal year ended December 31, 2020, filed with the Commission on April 23, 2021;

(b) the Registrant’s Reports on Form 6-K (File No. 001-39810) furnished to the Commission on April  1, 2021 (including Exhibit 99.1 thereto), April 22, 2021 (including Exhibit 99.1 thereto; not including Exhibits 99.2 and 99.3 thereto), May   7, 2021 (including Exhibit 99.1 thereto), May  13, 2021 (including Exhibits 99.1, 99.2, 99.3 and 99.4 thereto; not including Exhibit 99.5 thereto), and August   13, 2021 (including Exhibits 99.2 and 99.3 thereto; not including Exhibits 99.1 and 99.4 thereto); and

(c) the descriptions of the Registrant’s ADSs and Ordinary Shares incorporated by reference in the Registrant’s Registration Statement on Form 8-A filed on December 15, 2020 (File No. 001-39810) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report subsequently filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as to specific section of such statements as set forth therein.

Under no circumstances shall any information furnished on Form 6-K be deemed incorporated herein by reference unless such Form 6-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

According to the Norwegian Public Limited Companies Act, dated June 13, 1997 no. 45 (the “Companies Act”), the general meeting is allowed to discharge the Registrant’s board members and its Chief Executive Officer from liability for any particular financial year based on a resolution relating to the financial statements. This discharge means that the general meeting will discharge such board members and the Registrant’s Chief Executive Officer from liability to the Registrant. However, the general meeting cannot discharge any claims by individual shareholders or other third parties.

According to Norwegian law, the Registrant’s articles of association may not provide for indemnification of the Registrant’s board members and certain members of its management. The Registrant has entered into agreements with its board members and certain members of its management, pursuant to which, subject to certain exceptions (i.e. any liability for any breach due to the director’s duty of loyalty to the Registrant and to its shareholders, and acts or omissions involving culpable negligence or intentional misconduct), the Registrant will agree to indemnify such board members and members of the Registrant’s executive management from civil liability, including (i) any reasonably incurred damages or fines payable by them as a result of an act or failure to act in the exercise of their duties performed before or after the date of the indemnification agreement; (ii) any reasonable costs of conducting a defense against a claim; and (iii) any reasonable costs of appearing in other legal proceedings in which such individuals are involved as current or former board members or members of the Registrant’s executive management.

There is a risk that such agreements will be deemed void under Norwegian law, either because they are deemed contrary to the rules on discharge of liability in the Companies Act or non-statutory company law, as set forth above, because the agreements are deemed contrary to section 17-5 of the Companies Act on resolutions of discharge of liability, or because the agreements are deemed contrary to the general provisions of section 5-21 of the Companies Act.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

4.1	Amended and Restated Articles of Association of IDEX Biometrics ASA					X

4.2	Form of Deposit Agreement	F-6	333-250744	1	November 20, 2020

4.3	Form of American Depositary Receipt (included in exhibit 4.2)	F-6	333-250744	1	November 20, 2020

5.1	Opinion of Advokatfirmaet Ræder AS					X

23.1	Consent of Ernst & Young AS, the Registrant’s independent registered public accounting firm					X

23.2	Consent of Advokatfirmaet Ræder AS (included in Exhibit 5.1)					X

24.1	Power of Attorney (included on signature page to this Registration Statement)					X

99.1	IDEX Biometrics ASA 2021 Subscription Rights Incentive Plan					X

99.2	IDEX Biometrics ASA 2021 Employee Share Purchase Plan					X

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, Commonwealth of Massachusetts, on August 31, 2021.

IDEX BIOMETRICS ASA

By:	/s/ Vincent Graziani
Vincent Graziani
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Vincent Graziani and James A. Simms, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vincent Graziani Vincent Graziani	Chief Executive Officer (Principal Executive Officer)	August 31, 2021

/s/ James A. Simms James A. Simms	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 31, 2021

/s/ Morten Opstad Morten Opstad	Chair	August 31, 2021

/s/ Lawrence John Ciaccia Lawrence John Ciaccia	Deputy chair	August 31, 2021

/s/ Deborah Lee Davis Deborah Lee Davis	Director	August 31, 2021

/s/ Hanne Høvding Hanne Høvding	Director	August 31, 2021

/s/ Annika Olsson	Director	August 31, 2021
Annika Olsson

/s/ Thomas M. Quindlen	Director	August 31, 2021
Thomas M. Quindlen

/s/ Stephen Andrew Skaggs Stephen Andrew Skaggs	Director	August 31, 2021

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the registrant has signed this registration statement or amendment thereto on August 31, 2021.

IDEX AMERICA INC.

By:	/s/ James A. Simms
Name:	James A. Simms
Title:	Chief Financial Officer

Authorized Representative in the United States